Filed Pursuant to Rule 433
Dated September 9, 2012
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Trade Date:	September 9, 2013
Settlement Date (Original Issue Date):	September 12, 2013
Maturity Date:	July 12, 2016
Aggregate Principal Amount:	US $100,000,000
Price to Public (Issue Price):	100.149%
Agents Commission:	0.20%
All-in Price:	99.949%
Accrued Interest	$158,289.44
Net Proceeds to Issuer:	US $100,107,289.44
Interest Rate Basis (Benchmark):	LIBOR, as determined by Reuters
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	Plus 0.60%
Coupon:	Three Month LIBOR Plus 0.65%
Index Maturity:	Three Months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on the 12th day of each January, April, July and October, commencing October 12, 2013 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360, Modified Following Adjusted

Filed Pursuant to Rule 433
Dated September 9, 2013
Registration Statement No. 333-178262

Business Day Convention:	New York
Denominations:	Minimum of $2,000 with increments of $1,000 thereafter.
CUSIP:	36962G7A6
ISIN:	US36962G7A65

Plan of Distribution:

The Notes are being purchased by the underwriter listed below (the “Underwriter”), as principal, at 100.149% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

Institution	Commitment
Morgan Stanley & Co. LLC	$100,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuer’s issue of US $1,500,000,000 aggregate principal amount of Senior Unsecured Floating Rate Notes due July 12, 2016 as described in the Issuer’s pricing supplement number 6283 dated July 25, 2013 and pricing supplement number 6223 dated July 9, 2013.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.